CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference, in the Registration Statement on Form S-8 (Registration Nos. 333-13270, 333-11220, 333-1946 and 333-10794) of Magic Software Enterprises Ltd. (the "Company"), of our report dated June 26, 2001, relating to the consolidated statements of operation, changes in shareholders' equity and cash flow for the year ended December 31, 2000, which report appears in the Annual Report on Form 20 - F of Magic Software Enterprises Limited., for the year ended December 31, 2002.

Tel-Aviv, Israel
June 29, 2003

BDO Ziv Haft
Certified Public Accountants (Israel)